UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
March 20, 2006
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000 — 30733	41-1978822

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
10700 Bren Road West
Minnetonka, Minnesota		55343

(Address of principal executive offices)		(Zip Code)
(952) 930-6000
(Registrant’s telephone number, including area code)
Not applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
     On March 20, 2006, the Compensation Committee of the Board of Directors of American Medical Systems Holdings, Inc. approved an amendment to stock options previously granted to the company’s executive officers under its 2000 Equity Incentive Plan to provide that if such officer’s employment or other service with the company terminates, then all such stock options will remain exercisable, to the extent exercisable as of the date of termination, until the earlier of the expiration of such option or that date which is nine (9) months after such date of termination, except to the extent that the agreements evidencing such options provide for a different period of time in connection with a change in control of the company or termination of such officer’s employment or other service due to cause, death, disability or retirement.
     Options granted to the company’s executive officers under its 2005 Stock Incentive Plan are not being amended because they currently provide for a nine-month post termination exercise period. The Compensation Committee approved the foregoing amendment so that the post-termination exercise period for options granted to executive officers under the 2000 Equity Incentive Plan would be consistent with the post-termination exercise period for options granted to executive officers under the 2005 Stock Incentive Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
Dated: March 24, 2006	By /s/ Carmen L. Diersen
Carmen L. Diersen
Executive Vice President and Chief Financial Officer

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